CIK:0001037037

		SECURITIES AND EXCHANGE COMMISSION
			Washington, D.C.  20549


				FORM 8-K

			    CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)     September 9, 1997


			    TRIAD PARK, LLC
	(Exact name of registrant as specified in its charter)


  DELAWARE                      0-22343               94-3264115
(State or other jurisdiction   (Commission        (I.R.S. Employer
 of incorporation)              File Number)       Identification No.)


			     3055 TRIAD DRIVE
			LIVERMORE, CALIFORNIA  94550
		(Address of principal executive offices)


			      (510) 449-0606
	(Registrant's telephone number, including area code)

			      Not Applicable
    (Former name or former address, if changed since last report)




Item 5.  Other Events

On September 9, 1997, TPL Acquisition, LLC ("Acquisition"), Richard C. Blum & Associates, LP ("RCBA") and Triad Park, LLC (the "Company") entered into a definitive agreement (the "Merger Agreement") by which Acquisition would acquire the Company in a cash merger at $1.32 per membership interest of the Company ("Share"). RCBA has agreed to cause Acquisition to be adequately capitalized to satisfy its obligations under the Merger Agreement. RCBA presently beneficially owns 1,998,158 Shares. The Company had 19,708,123 Shares outstanding as of
September 9, 1997.

The transaction is subject to, among other things, Company shareholder approval, regulatory approvals and other customary conditions. The transaction is expected to close by January 31, 1998.

The terms of the transaction were unanimously approved by the Company's Advisory Board at a special meeting on September 8, 1997.

Until the date the transaction is approved by the Company's shareholders, the Company may not solicit alternative acquisition proposals but may receive unsolicited proposals. If the Company's Advisory Board finds that an alternative acquisition proposal is superior to the transaction with RCBA, it may terminate the agreement with RCBA upon payment of a break-up fee of $1.3 million.

In anticipation of the transaction, Richard C. Blum, a principal of RCBA, agreed to sell his shares of 3055 Management Corp., the Company's manager (the "Manager"), to the two other shareholders of the Manager. Mr. Blum had previously resigned from the Manager's Board of Directors. The sale of Mr. Blum's shares of the Manager will have no net effect on the number of Shares outstanding or on the number of Shares beneficially held by RCBA or by the other shareholders of the Manager.

Reference is made to the agreement between the Company, Acquisition and RCBA dated September 9, 1997 attached as exhibit 2.1 to this Form 8-K Current Report.

Item 7.  Financial Statements and Exhibits

	(c)     Exhibits

2.1 Agreement of Merger dated as of September 9, 1997, by and between TPL Acquisition, LLC, Richard C. Blum & Associates, LP and Triad Park, LLC.

99(1)           Press Release dated September 9, 1997



				SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 10, 1997

					TRIAD PARK, LLC
					By:  3055 MANAGEMENT CORP.,
					     its Manager

					By:  /s/JAMES R. PORTER
					     James R. Porter
					     Vice President, Secretary and
					     Chief Financial Officer



				INDEX TO EXHIBITS


2.1 Agreement of Merger dated as of September 9, 1997, by and between TPL Acquisition, LLC, Richard C. Blum & Associates, LP and Triad Park, LLC.

99(1)   Press Release dated September 9, 1997